Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369 Stewart.Lindsay@Bunge.com
www.bunge.com

Bunge Reports Fourth Quarter Net Income of $245 Million

White Plains, NY – February 7, 2008 – Bunge Limited (NYSE:BG)

•	Total segment operating profit increased 77% when compared to the same quarter last year

•	Agribusiness benefited from improved global market conditions, posting 14% volume growth in the quarter

•	Fertilizer continued to benefit from improved farm economics and high international prices

„	Financial Highlights

(In millions, except per share data and percentages)
	Quarter Ended			Year Ended
	12/31/07	12/31/06	% Change	12/31/07	12/31/06	% Change
Volumes (metric tons)	34.1	30.8	11%	137.0	120.1	14%
Net sales	$14,018	$7,683	82%	$44,804	$26,274	71%
Total segment operating profit (1,2)	$340	$192	77%	$1,162	$443	162%
Net income (2)	$245	$264	(7)%	$778	$521	49%
Earnings per common share - diluted (3)	$1.82	$2.12	(14)%	$5.95	$4.28	39%

(1)
Total segment operating profit is the consolidated segment operating profit of Bunge’s segments.  Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including a reconciliation to income from operations before income tax, is included in the tables attached to this press release.

(2)
Bunge’s results included certain gains and charges that may be of interest to investors. See the Additional Financial Information section included in the tables attached to this press release for more information.

(3)	See Note 1 to the consolidated statements of income attached to this press release for information on the calculation of diluted earnings per share.

„	Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer stated, “2007 was an outstanding year.  Bunge leveraged its integrated, global operations, leading positions in key markets and good teamwork to produce record results.”

“In 2007, the agribusiness and fertilizer markets were characterized by improved structural conditions.  Demand for Bunge’s end products grew and farm economics in Brazil strengthened.  Our risk management strategies performed well in a dynamic market, and we were well-positioned to serve customers during a period marked by significant supply dislocations.

“The conditions that made 2007 compelling should continue in 2008.  The USDA forecasts higher global protein meal and vegetable oil demand, as well as strong demand for and trade in other agricultural commodities.  Crop prices should remain high, promoting input purchases by farmers.  Not all market forces are working in Bunge’s favor, however.  For example, the strong real will increase local costs in our Brazilian businesses, and higher input costs could pressure margins in fertilizer and edible oils during the year.

“We plan to build on our success by continuing to follow our strategy of investing for growth and efficiency in our core businesses and in complementary value chains.  In 2007, we expanded our oilseed processing footprint and launched a regional consumer packaged oil brand in China.  We also enhanced processing assets in the Americas and Europe, purchased our first sugarcane mill and established a joint venture with OCP, the Moroccan fertilizer manufacturer, which will provide our business with a valuable supply of fertilizer raw materials and products.  Construction on the venture’s production facilities is well underway, and we expect initial phosphoric acid capacity to come online later this year.  We are pleased with how our asset network is growing and becoming more balanced across geography and products.”

„	Fourth Quarter Results

Agribusiness Operating Profit

Results increased in most regions and areas of the business.  Improved performance in South America and North America were driven by higher oilseed processing and grain origination margins and volumes.  Higher distribution results were due to strong global demand and improved margins.  Risk management strategies performed well during a volatile quarter.

Fourth quarter results included $25 million of impairment and restructuring charges relating to the closure of oilseed processing facilities in Europe and the U.S.  The closure of the European processing plant is a continuation of our strategy to improve the efficiency of our asset footprint in Eastern Europe.  The U.S. processing facility was older and high-cost.  The attached grain elevator will continue to operate.

Fertilizer Operating Profit

The strong performance in fertilizer was due to higher margins, which benefited from higher international fertilizer prices.  Selling prices in South America are based on international prices and include the cost of transportation and other import costs.  As expected, demand for fertilizer products slowed in the fourth quarter after above trend-line volume growth in the first half of the year, when farmers accelerated purchases because of favorable agricultural commodity prices and concerns about increasing crop input costs.

Fourth quarter results included a $50 million increase in our value-added-tax provision, resulting from a change in tax laws in several Brazilian states that will take effect in 2008 and will make the recoverability of these taxes uncertain.

Edible Oil Products Operating Profit

Improved margins were offset by higher operating expenses, which included investments to grow the business in Asia and Europe.

Fourth quarter results included $29 million of impairment and restructuring charges.  These charges primarily relate to the closure of edible oil facilities in Eastern Europe, as well as impairments to goodwill and other intangible assets in India.

Milling Products Operating Profit

Higher raw material and operating costs in wheat milling more than offset improved results in corn milling.

Fourth quarter results included a $13 million impairment charge related to the closure of a wheat milling facility in Brazil.  This facility is being replaced by a newer, more efficient facility that will come on-line in 2008.

Financial Costs

Interest expense increased due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels.

Foreign exchange gains, incurred primarily on the net U.S. dollar-denominated monetary liability positions of Bunge’s Brazilian subsidiaries, were $39 million in the fourth quarter of 2007.  These gains largely offset foreign exchange losses on inventories included in gross profit.

Income Taxes

The effective tax rate for the year ended December 31, 2007 was 26%.  For the year ended December 31, 2006, Bunge had a tax benefit of $36 million.  The increase in the effective tax rate, excluding the one time items which resulted in the tax benefit in 2006, was primarily due to increases in operating earnings in higher tax jurisdictions.

Minority Interest

Minority interest increased when compared to the same quarter in 2006 due to higher earnings at Fosfertil.

Cash Flow

Cash provided by operations in the fourth quarter of 2007 was $254 million compared to cash provided by operations in the fourth quarter of 2006 of $259 million.  For the year ended December 31, 2007, cash used by operations increased to $388 million from $289 million in the same period last year, driven by significant increases in commodity prices.

„	Outlook

Jacqualyn Fouse, Chief Financial Officer, stated, “Looking forward, we expect the improved market fundamentals that we experienced in 2007 to continue into 2008, though as previously mentioned, we do see some headwinds.  In consideration of this outlook, our 2008 full-year net income guidance is $830 million to $870 million, or $6.01 to $6.30 per share.  This fully diluted per share guidance is based on an estimated weighted average of 138 million shares outstanding, which includes assumed dilution relating to our convertible preference shares.”

"Additionally, our 2008 guidance includes the following:

•	Depreciation, Depletion and Amortization: $450 million to $470 million

•	Capital Expenditures (net of asset dispositions): $1 billion to $1.1 billion, of which approximately 30% will be invested in sustaining, maintenance, safety and environmental projects.

•	Tax Rate: 24% to 28%.”

Conference Call and Webcast Details

Bunge Limited's management will host a conference call at 10:00 a.m. EST on Thursday, February 7, 2008, to discuss the company's results.

Additionally, a slide presentation to accompany the discussion of the fourth quarter financial results can be found in the ‘Investor Information’ section of our Web site, www.Bunge.com, under ‘Investor Presentations’.

To listen to the conference call, please dial (877) 718-5111.  If you are located outside of the United States or Canada, dial (719) 325-4762.  Please dial in five to 10 minutes before the scheduled start time. When prompted, enter confirmation code 7165114. The conference call will also be available live on the company's Web site at www.Bunge.com.

To access the webcast, click the "News and Information" link on the Bunge homepage then select "Webcasts and Upcoming Events".  Click the link for the "Q4 2007 Bunge Limited Conference Call," and follow the prompts to join the call. Please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software.

For those who cannot listen to the live broadcast, a replay of the call will be available beginning at 1:00 p.m. EST on February 7, 2008 and continuing through 1:00 p.m. EST on March 8, 2008.  To listen to the replay, please dial (888) 203-1112, or, if located outside of the United States or Canada, dial (719) 457-0820. When prompted, enter confirmation code 7165114.  A rebroadcast of the conference call will also be available on the company's Web site.  To locate the rebroadcast on the Web site, click the "News and Information" link on the Bunge homepage then select "Audio Archives" from the left-hand menu.  Select the link for the "Q4 2007 Bunge Limited Conference Call."  Follow the prompts to access the replay.

About Bunge Limited

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including "may," "will," "expect," "anticipate," "believe," "intend," "estimate," "continue" and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment operating profit, income from operations before income tax, net income and earnings per share for the quarter and year ended December 31, 2007 and 2006.

(In millions, except per share data)	Total Segment Operating Profit (Loss)			Income (Loss) From Operations Before Income Tax			Net Income		Earnings Per Share Diluted
Quarter Ended December 31:	2007	2006		2007	2006		2007	2006	2007	2006
Impairment and restructuring charges (1)	$(67)	$	−	$(67)	$	−	$(51)	$–	$(0.38)	$–
Value-added tax provision (2)	(50)		−	(50)		−	(22)	–	(0.16)	–
Gain on sale of investments (3)	22		−	22		−	15	–	0.11	–
Reversal of social contribution/ transactional tax provision	−		6			6		2	–	0.02
Total	$(95)		$6	$(95)		$6	$(58)	$2	$0.43	$0.02

(In millions, except per share data)	Total Segment Operating Profit		Income From Operations Before Income Tax		Net Income		Earnings Per Share Diluted
Year Ended December 31:	2007	2006	2007	2006	2007	2006	2007	2006
Impairment and restructuring charges (1)	$(78)	$(24)	$(78)	$(24)	$(59)	$(16)	$(0.45)	$(0.13)
Value-added tax provision (2)	(50)	–	(50)	–	(22)	–	(0.17)	–
Gain on sale of investments (3)	22	–	22	–	15	–	0.11	–
Reversal of social contribution/ transactional tax provision	−	18	−	18	−	8	−	0.07
Litigation settlement	−	6	–	6	–	4	–	0.03
Total	$(106)	$–	$(106)	$–	$(66)	$(4)	$(0.51)	$(0.03)

(1)
Impairment and restructuring pretax charges in the quarter ended December 31, 2007 consisted of $25 million in the agribusiness segment, $29 million in the edible oil products segment, and $13 million in the milling products segment.  Impairment and restructuring pretax charges in the year ended December 31, 2007 consisted of $30 million in the agribusiness segment, $35 million in the edible oil products segment and $13 million in the milling products segment.  The impairment and restructuring charges for the quarter and year ended December 31, 2007 were recorded in cost of goods sold, other than $11 million of the edible oil products segment total, which was recorded in selling general and administrative expenses.  Impairment and restructuring charges in the year ended December 31, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

(2)
Value-added-tax provision of $50 million in the quarter and year ended December 31, 2007 in the fertilizer segment resulted from a recent change in tax laws in several Brazilian states that will take effect in 2008, which will make the recoverability of these taxes uncertain.

(3)	Gain on sale of investments of $22 million recorded in other income (expense)-net in the quarter and year ended December 31, 2007 resulted from a sale of investment securities.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data and percentages)
(Unaudited)

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2007	2006	Change	2007	2006	Change

Net sales	$14,018	$7,683	82%	$44,804	$26,274	71%
Cost of goods sold	(13,242)	(7,169)	85%	(42,289)	(24,703)	71%

Gross profit	776	514	51%	2,515	1,571	60%
Selling, general and administrative expenses	(434)	(278)	56%	(1,359)	(978)	39%
Interest income	54	32	69%	166	119	39%
Interest expense	(73)	(68)	(7)%	(217)	(195)	11%
Interest expense on readily marketable inventories	(29)	(18)	61%	(136)	(85)	60%
Foreign exchange gain (loss)	39	24		217	59
Other income (expense)−net	17	24	(29)%	15	31	(52)%

Income from operations before income tax	350	230	52%	1,201	522	130%
Income tax (expense) benefit	(89)	69		(310)	36

Income from operations after income tax	261	299	(13)%	891	558	60%
Minority interest	(42)	(22)	91%	(146)	(60)	143%
Equity in earnings of affiliates	26	(13)	300%	33	23	43%

Net income	245	264	(7)%	778	521	49%

Convertible preference share dividends	(15)	(4)		(40)	(4)
Net income available to common shareholders	$230	$260	(12)%	$738	$517	43%

Earnings per common share – diluted (Note 1):	$1.82	$2.12	(14)%	$5.95	$4.28	39%

Weighted–average common shares outstanding-diluted (Note 1)	134,501,104	124,409,362		130,753,807	120,849,357

Note 1:
The dilutive effect of the of 11,661,359 and 8,536,729 weighted average common shares, which would be issuable upon conversion of Bunge’s convertible preference shares, is included in the earnings per common share- diluted calculation for the quarter and year ended December 31, 2007, respectively, because the effect of the conversion would have been dilutive.

CONSOLIDATED SEGMENT INFORMATION

(In millions, except volumes and percentages)
(Unaudited) (Note 1 and 2)

Set forth below is a summary of certain items in our consolidated statements of income and volumes by reportable segment.

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2007	2006	Change	2007	2006	Change
Volumes (in thousands of metric tons):
Agribusiness	28,104	24,645	14%	114,365	99,801	15%
Fertilizer	3,548	3,921	(10)%	13,077	11,578	13%
Edible oil products	1,461	1,266	15%	5,530	4,777	16%
Milling products	973	933	4%	3,983	3,895	2%
Total	34,086	30,765	11%	136,955	120,051	14%

Net sales:
Agribusiness	$10,481	$5,471	92%	$33,877	$18,909	79%
Fertilizer	1,280	918	39%	3,944	2,602	52%
Edible oil products	1,840	1,043	76%	5,622	3,798	48%
Milling products	417	251	66%	1,361	965	41%
Total	$14,018	$7,683	82%	$44,804	$26,274	71%

Gross profit:
Agribusiness	$496	$280	77%	$1,407	$818	72%
Fertilizer (Note 3)	157	125	26%	639	326	96%
Edible oil products	102	69	48%	334	289	16%
Milling products	21	40	(48)%	135	138	(2)%
Total	$776	$514	51%	$2,515	$1,571	60%

Selling, general and administrative expenses:
Agribusiness	$(210)	$(156)	35%	$(661)	$(516)	28%
Fertilizer	(85)	(49)	73%	(284)	(190)	49%
Edible oil products	(105)	(55)	91%	(316)	(207)	53%
Milling products	(34)	(18)	89%	(98)	(65)	51%
Total	$(434)	$(278)	56%	$(1,359)	$(978)	39%

Foreign exchange gain (loss):
Agribusiness	$48	$8		$136	$(12)
Fertilizer	17	9		114	47
Edible oil products	3	3		6	5
Milling products	(1)	–		(4)	–
Total	$67	$20		$252	$40

Interest income:
Agribusiness	$15	$7	114%	$38	$27	41%
Fertilizer	16	14	14%	64	58	10%
Edible oil products	2	–	100%	4	2	100%
Milling products	–	1	(100)%	1	3	(67)%
Total	$33	$22	50%	$107	$90	(19)%

Interest expense:
Agribusiness	$(85)	$(64)	33%	$(296)	$(203)	46%
Fertilizer	(2)	(11)	(82)%	(16)	(39)	(59)%
Edible oil products	(15)	(9)	67%	(38)	(31)	23%
Milling products	–	(2)	(100)%	(3)	(7)	(57)%
Total	$(102)	$(86)	19%	$(353)	$(280)	26%

	Quarter Ended December 31,		Percent	Year Ended December 31,		Percent
	2007	2006	Change	2007	2006	Change
Segment operating profit (loss):
Agribusiness	$264	$75	252%	$624	$114	447%
Fertilizer	103	88	17%	517	202	156%
Edible oil products	(13)	8	(263)%	(10)	58	(117)%
Milling products	(14)	21	(167)%	31	69	(55)%
Total (Note 4)	$340	$192	77%	$1,162	$443	162%

Income from operations before income tax :
Segment operating profit	$340	$192	77%	$1,162	$443	162%
Unallocated income - net (Note 5)	10	38	(74)%	39	79	(51)%
Income from operations before income tax	$350	$230	52%	$1,201	$522	130%

Depreciation, depletion and amortization:
Agribusiness	$49	$35	40%	157	$126	25%
Fertilizer	44	33	33%	151	130	16%
Edible oil products	17	13	31%	61	53	15%
Milling products	4	4	–%	16	15	7%
Total	$114	$85	34%	$385	$324	19%

Note 1:
In the first quarter of 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment.  As a result, amounts for the quarter and year ended December 31, 2006 have been reclassified to conform to the current period presentation.

Note 2:
Impairment and restructuring pretax charges in the quarter ended December 31, 2007 consisted of $25 million in the agribusiness segment, $29 million in the edible oil products segment, and $13 million in the milling products segment.  Impairment and restructuring pretax charges in the year ended December 31, 2007 consisted of $30 million in the agribusiness segment, $35 million in the edible oil products segment and $13 million in the milling products segment.  The impairment and restructuring charges for the quarter and year ended December 31, 2007 were recorded in cost of goods sold, other than $11 million of the edible oil products segment total, which was recorded in selling general and administrative expenses.  Impairment and restructuring charges in the year ended December 31, 2006 consisted of $20 million in the agribusiness segment and $2 million in the edible oil products segment, which were recorded in cost of goods sold, and $2 million in the fertilizer segment, which was recorded in selling general and administrative expenses.

Note 3:
Value-added-tax provision of $50 million in the quarter and year ended December 31, 2007 in the fertilizer segment resulted from a recent change in tax laws in several Brazilian states that will take effect in 2008, which will make the recoverability of these taxes uncertain.

Note 4:
Total segment operating profit is the consolidated segment operating profit of all of Bunge’s operating segments.  Total segment operating profit is a non-GAAP measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP measure.  The information required by Regulation G under the Securities Exchange Act of 1934, including the reconciliation to income from operations before income tax, is included under the caption “Reconciliation of Non-GAAP Measures”.

Note 5:	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)
(Unaudited)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$981	$365
Trade accounts receivable	2,541	1,879
Inventories	5,924	3,684
Deferred income taxes	211	149
Other current assets	4,886	2,316
Total current assets	14,543	8,393

Property, plant and equipment, net	4,216	3,446
Goodwill	377	236
Other intangible assets, net	116	99
Investments in affiliates	706	649
Deferred income taxes	903	714
Other non-current assets	1,155	810
Total assets	$22,016	$14,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$590	$454
Current portion of long-term debt	522	156
Trade accounts payable	4,061	2,328
Deferred income taxes	173	54
Other current liabilities	3,513	1,523
Total current liabilities	8,859	4,515

Long-term debt	3,435	2,874
Deferred income taxes	149	180
Other non-current liabilities	876	700
Minority interest in subsidiaries	752	410
Shareholders’ equity	7,945	5,668
Total liabilities and shareholders’ equity	$22,016	$14,347

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)
(Unaudited)

	Year Ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$778	$521
Adjustments to reconcile net income to cash used for operating activities:
Foreign exchange gain on debt	(285)	(175)
Impairment of assets	70	20
Bad debt expense	48	41
Depreciation, depletion and amortization	385	324
Stock-based compensation expense	48	19
Deferred income taxes	(62)	(191)
Gain on sale of assets	(22)	(36)
(Increase) decrease in the allowance for recoverable taxes	(47)	5
Minority interest	146	60
Equity in earnings of affiliates	(33)	(23)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(319)	(69)
Inventories	(1,743)	(729)
Prepaid commodity purchase contracts	(184)	(88)
Secured advances to suppliers	207	256
Trade accounts payable	1,231	365
Unrealized net gain on derivative contracts	(530)	(184)
Margin deposits	(175)	(85)
Other – net	99	(320)
Cash used for operating activities	(388)	(289)

INVESTING ACTIVITIES
Payments made for capital expenditures	(667)	(503)
Investments in affiliates	(39)	(91)
Acquisitions of businesses (net of cash acquired) and intangible assets	(223)	(74)
Proceeds from disposal of property, plant and equipment	55	49
Related party loans	(22)	(21)
Return of capital from affiliate	–	18
Proceeds from sale of investments	23	11
Cash used for investing activities	(873)	(611)

FINANCING ACTIVITIES
Net change in short-term debt	95	11
Proceeds from long-term debt	2,086	488
Repayments of long-term debt	(1,203)	(200)
Proceeds from sale of preference shares	845	677
Proceeds from sale of common shares	32	16
Dividends paid to preference shareholders	(34)	–
Dividends paid to common shareholders	(80)	(74)
Dividends paid to minority interest	(18)	(27)
Other	95	–
Cash provided by financing activities	1,818	891
Effect of exchange rate changes on cash and cash equivalents	59	20

Net increase in cash and cash equivalents	616	11
Cash and cash equivalents, beginning of period	365	354
Cash and cash equivalents, end of period	$981	$365

Reconciliation of Non-GAAP Measures

This earnings release contains total segment operating profit, net financial debt and net financial debt less readily marketable inventories, which are “non-GAAP financial measures” as this term is defined in Regulation G of the Securities Exchange Act of 1934.  In accordance with Regulation G, Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Total Segment Operating Profit

Total segment operating profit, which is the consolidated segment operating profit of all of Bunge’s operating segments, is Bunge’s consolidated income from operations before income tax that includes interest income of each segment and an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing operating working capital, including readily marketable inventories.

Total segment operating profit is a non-GAAP financial measure and is not intended to replace income from operations before income tax, the most directly comparable GAAP financial measure.  Total segment operating profit is a key performance measurement used by Bunge’s management to evaluate whether operating activities cover the financing costs of its business.  Bunge believes total segment operating profit is a more complete measure of its operating profitability, since it allocates foreign exchange gains and losses and the cost of debt financing working capital to the appropriate operating segments.  Additionally, Bunge believes total segment operating profit assists investors by allowing them to evaluate changes in the operating results of its portfolio of businesses before non-operating factors that affect net income. Total segment operating profit is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to income from operations before income tax or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of income from operations before income tax to total segment operating profit:

	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2007	2006	2007	2006
Income from operations before income tax	$350	$230	$1,201	$522
Unallocated income - net (1)	(10)	(38)	(39)	(79)
Total segment operating profit	$340	$192	$1,162	$443

(1)	Includes interest income, interest expense and foreign exchange gains and losses and other income and expenses not directly attributable to Bunge’s operating segments.

Net Financial Debt

Net financial debt is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents and marketable securities.  Net financial debt is presented because management believes it represents a meaningful measure of Bunge’s leverage capacity and solvency.  Net financial debt is not a measure of solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Net financial debt less readily marketable inventories (RMI), or net financial debt less RMI, is the sum of short-term debt, current maturities of long-term debt and long-term debt, less cash and cash equivalents, marketable securities and readily marketable inventories.  Net financial debt less RMI is presented because management believes it represents a more complete picture of Bunge’s leverage capacity and solvency since it adjusts for readily marketable inventories.  Readily marketable inventories are agricultural inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.  Net financial debt less RMI is not a measure of leverage capacity and solvency under U.S. GAAP and should not be considered as an alternative to total debt as a measure of solvency.

Below is a reconciliation of total long-term and short-term debt to net financial debt and to net financial debt less readily marketable inventories:

	December 31,	December 31,
(In millions)	2007	2006
Short-term debt	$590	$454
Long-term debt, including current portion	3,957	3,030
Total debt	4,547	3,484
Less:
Cash and cash equivalents	981	365
Marketable securities	5	3
Net financial debt	3,561	3,116
Less: Readily marketable inventories	3,358	2,325
Net financial debt less readily marketable inventories	$203	$791